As filed with the Securities and Exchange Commission on August 26 , 2020

Registration No. 333- 221930

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Exact Name of Registrant as Specified in Its Charter)
___________________________

Maryland	6798	26-3455189
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2909 Hillcroft, Suite 420
Houston TX 77057
(713) 467-2222

(Address, Including Zip Code and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
_______________________

Allen R. Hartman
Chief Executive Officer
Hartman Short Term Income Properties XX, Inc.
2909 Hillcroft Suite 420
Houston, TX 77057
(713) 467-2222

(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)
_______________________

With copies to:

Rosemarie A. Thurston Aaron C. Hendricson Alston & Bird LLP 1201 West Peachtree Street Atlanta Georgia 30309 Tel: (404) 881-7000	Mark T. Torok General Counsel 2909 Hillcroft Suite 420 Houston TX 77057 Tel: (713) 467-2222
_______________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the mergers described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: []

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  []

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer []	Accelerated filer []
Non-accelerated filer [] (Do not check if a smaller reporting company)	Smaller reporting company [x]
Emerging Growth Company [x]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [x]
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)        []

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    []
_______________________

EXPLANATORY NOTE

This Post-effective Amendment No. 1, or this Amendment, to Hartman Short Term Income Properties XX, Inc.’s Registration Statement on Form S-4 (Registration No. 333-221930), or the Registration Statement, is being filed for the sole purpose of amending the exhibit index to include Exhibits 8.1.5, 8.1.6 and 8.1.7 filed herewith. Accordingly, this Amendment consists only of the cover page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and Exhibits 8.1.5, 8.1.6 and 8.1.7 filed herewith. The proxy statement/prospectus contained in the Registration Statement is unchanged and has been omitted.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. Indemnification of Officers and Directors

Section 2-418 of the Maryland General Corporation Law ("MGCL") permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Hartman Short Term Income Properties XX, Inc. ("HARTMAN XX") Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed if it shall ultimately be determined that the standard of conduct was not met.

Subject to the significant conditions below, the HARTMAN XX Charter limits the personal liability of HARTMAN XX’s stockholders for monetary damages and provides that HARTMAN XX will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to its directors, officers, employees and agents and affiliates (collectively, “Indemnitees”) to the fullest extent permitted by the MGCL. In addition, HARTMAN XX has obtained directors’ and officers’ liability insurance.

Under the HARTMAN XX Charter, HARTMAN XX shall not indemnify Indemnitees for any liability or loss suffered by Indemnitees, nor shall HARTMAN XX provide that Indemnitees be held harmless for any loss or liability suffered by HARTMAN XX, unless all of the following conditions are met: (i) the Indemnitees have determined, in good faith, that the course of conduct which caused the loss or liability was in HARTMAN XX's best interests; (ii) the Indemnitees were acting on HARTMAN XX’s behalf or performing services for HARTMAN XX; (iii) in the case of affiliated directors and HARTMAN XX’s advisor or its affiliates, such liability or loss was not the result of negligence or misconduct; (iv) in the case of HARTMAN XX’s independent directors, the liability or loss was not the result of gross negligence or willful misconduct; and (v) such indemnification or agreement to hold harmless is recoverable only out of HARTMAN XX’s net assets and not from stockholders.

The SEC takes the position that indemnification against liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, is against public policy and unenforceable. Under the HARTMAN XX Charter, indemnification of an Indemnitee or any persons acting as a broker-dealer will not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; and (iii) a court of competent jurisdiction approves a settlement of the claims against the particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which HARTMAN XX’s securities were offered or sold as to indemnification for violations of securities laws.

The HARTMAN XX Charter provides that the advancement of funds to Indemnitees for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services on HARTMAN XX’s behalf; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; (iii) the Indemnitees undertake to repay the advanced funds to HARTMAN XX together with the applicable legal rate of interest thereon, in cases in which such Indemnitees are found not to be entitled to indemnification.

HARTMAN XX also maintains insurance on behalf of all of its directors and executive officers against liability asserted against or incurred by them in their official capacities with HARTMAN XX, subject to HARTMAN XX’s limitations on indemnification.

Indemnification may reduce the legal remedies available to HARTMAN XX and its stockholders against the indemnified individuals. The HARTMAN XX Charter provisions discussed above do not reduce the exposure of directors and officers to liability under federal or state securities laws, nor do they limit a stockholder’s ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to HARTMAN XX or its stockholders, although the equitable remedies may not be an effective remedy in some circumstances. The general effect to investors of any arrangement under which any of HARTMAN XX’s controlling persons, directors or officers are insured or indemnified against liability is a potential reduction in distributions resulting from HARTMAN XX’s payment of premiums associated with insurance or any indemnification for which HARTMAN XX does not have adequate insurance.

Item 21. Exhibits

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d) The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description
2.1
Agreement and Plan of Merger, dated as of July 21, 2017, by and among Hartman Short Term Income Properties XX, Inc., and Hartman Short Term Income Properties XIX, Inc. (attached as Annex A to the Joint Proxy Statement and Prospectus that is part of this registration statement)

2.2
Agreement and Plan of Merger, dated as of July 21, 2017 and as revised on May 8, 2018, by and among Hartman Short Term Income Properties XX, Inc., Hartman Income REIT, Inc., HARTMAN XX Limited Partnership and Hartman Income REIT Operating Partnership, L.P. (attached as Annex B to the Joint Proxy Statement and Prospectus that is part of this registration statement)

2.3
Modification of Agreement and Plan of Merger, dated as of July 21, 2017 by and among Hartman Short Term Income Properties XX, Inc., and Hartman Short Term Income Properties XIX, Inc. and Extension of Agreement and Modification of Agreement and Plan of Merger, dated as of July 21, 2017, by and among Hartman Short Term Income Properties XX, Inc., Hartman Income REIT, Inc., HARTMAN XX Limited Partnership and Hartman Income REIT Operating Partnership, L.P. to extend the Outside Date from December 31, 2017 to September 30, 2018. (incorporated by reference to Form 8-K filed on January 29, 2018, commission file No. 000-53912)

2.3
Modification of Agreement and Plan of Merger, dated as of July 21, 2017 by and among Hartman Short Term Income Properties XX, Inc., and Hartman Short Term Income Properties XIX, Inc. and Extension of Agreement and Modification of Agreement and Plan of Merger, dated as of July 21, 2017, by and among Hartman Short Term Income Properties XX, Inc., Hartman Income REIT, Inc., HARTMAN XX Limited Partnership and Hartman Income REIT Operating Partnership, L.P. to extend the Outside Date to December 31, 2019. (incorporated by reference to Form 8-K filed on August , 2019, commission file No. )

3.1
Third Articles of Amendment and Restatement of Hartman Short Term Income Properties XX, Inc. (incorporated by reference to Exhibit 3.1 to Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form 8-A12G, filed on March 22, 2010, Commission File No. 000-53912)

3.2
Bylaws of Hartman Short Term Income Properties XX, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form 8-A12G, filed on March 22, 2010, Commission File No. 000-53912)

3.3
Articles of Amendment to Third Articles of Amendment and Restatement of Hartman Short Term Income Properties XX, Inc. (incorporated by reference to Exhibit 3.3 to Post-Effective Amendment No. 6 to the Registrant's Registration Statement on Form 10-K, filed on April 12, 2012, Commission File No. 000-53912)

3.4
Second Articles of Amendment to the Third Articles of Amendment and Restatement of Hartman Short Term Income Properties XX, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K filed on February 25, 2013, Commission File No. 000-54377)

3.5	Certificate of Correction Hartman Short Term Income Properties XX, Inc. filed with the Maryland Department of Assessments and Taxation effective October 13, 2017

4.1
Hartman Short Term Income Properties XX, Inc. Distribution Reinvestment Plan, incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 424B3, filed on February 18, 2010, Commission File No. 333-154750).

5.1	Opinion of Moran Reeves Conn regarding the legality of the securities being registered.
8.1.1	Opinion of Alston & Bird LLP regarding certain tax matters related to the Mergers.
8.1.2	Opinion of Alston & Bird LLP regarding certain tax matters related to the Mergers.
8.1.3	Opinion of Alston & Bird LLP regarding certain tax matters related to the Mergers.
8.1.4	Opinion of Alston & Bird LLP regarding certain tax matters related to the Mergers.
8.1.5*	Opinion of Alston & Bird LLP regarding certain tax matters related to Hartman Short Term Income Properties XX, Inc.
8.1.6*	Opinion of Alston & Bird LLP regarding certain tax matters related to Hartman Short Term Income Properties XIX, Inc.
8.1.7*	Opinion of Alston & Bird LLP regarding certain tax matters related to Hartman Income REIT, Inc.
10.1	Advisory Agreement dated February 9, 2017 between Hartman Short Term Income Properties XX, Inc. and Hartman Advisors, LLC.
10.2
Loan Agreement dated October 1, 2018 between GOLDMAN SACHS MORTGAGE COMPANY, a New York limited partnership, as lender (together with its successors and assigns, including any lawful holder of any portion of the indebtedness, as lender), and Hartman SPE, LLC, a Delaware limited liability company, as borrower.

10.3
Guaranty executed as of October 1, 2018 by Hartman Income REIT, Inc., a Maryland corporation, Hartman Short Term Properties, XIX, Inc., a Texas corporation, and Hartman Short Term Properties XX, Inc., a Maryland corporation (collectively, jointly and severally, together with any permitted successors and assigns, “Guarantor”), for the benefit of Goldman Sachs Mortgage Company (together with its successors and assigns, “Lender”).

21.1
Subsidiaries of Hartman Short Term Income Properties XX, Inc. (incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form 10K, filed on April 10, 2017, Commission File No. 333-185336)

23.1	Consent of Moran Reeves Conn as to the legality of the securities being registered, included in opinion of Moran Reeves Conn - see exhibit 5.1.
23.2	Consent of Alston & Bird LLP as to tax matters, included in opinions of Alston & Bird LLP - see exhibits 8.1.1, 8.1.2, 8.1.3, and 8.1.4.
23.3	Consent of Weaver & Tidwell, L.L.P., independent registered accounting firm for Hartman Short Term Income Properties XX, Inc.
23.4	Consent of Weaver & Tidwell, L.L.P., independent registered accounting firm for Hartman Short Term Income Properties XIX, Inc.

23.5	Consent of Weaver & Tidwell, L.L.P., independent registered accounting firm for Hartman Income REIT, Inc.
23.6	Consent of Grant Thornton LLP
99.1	Consent of Pendo Associates
99.2	Consent of WKW Financial Advisors
99.3	Consent of Herrera Partners
99.4**	Form of Proxy Card of Hartman Short Term Income Properties XX, Inc.
99.5**	Form of Proxy Card of Hartman Short Term Income Properties XIX, Inc.
99.6**	Form of Proxy Card of Hartman Income REIT, Inc.
99.7
Consent of John Ostroot to become a director of Hartman Short Term Income Properties XX, Inc. (incorporated by reference to Exhibit 99.5 to the Joint Proxy Statement and Prospectus on Form S-4 (File number 333- 221930) filed on December 6, 2017)

99.8
Consent of James A. Cardwell to become a director of Hartman Short Term Income Properties XX, Inc. (incorporated by reference to Exhibit 99.6 to the Joint Proxy Statement and Prospectus on Form S-4 (File number 333- 221930) filed on December 6, 2017)

*Filed Herewith
**Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 26 , 2020.

Hartman Short Term Income Properties XX, Inc.

By: /s/ Allen R. Hartman
Allen R. Hartman
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ Allen R. Hartman	Chief Executive Officer and Director (Principal Executive Officer)	August 26 , 2020
Allen R. Hartman

/s/ Louis T. Fox III	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 26 , 2020
Louis T. Fox III

/s/ Jack I. Tompkins	Independent Director	August 26 , 2020
Jack I. Tompkins

/s/ Gerald W. Haddock	Independent Director	August 26 , 2020
Gerald W. Haddock

/s/ James S. Still	Independent Director	August 26 , 2020
James S. Still

/s/ Horst Schulze	Independent Director	August 26 , 2020
Horst Schulze